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                                                                   EXHIBIT 3.5.3

                          THIRD AMENDMENT TO THE THIRD
                        AMENDED AND RESTATED AGREEMENT OF
                  LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.

         This THIRD AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P., dated as of February 18, 1999 (this "Amendment"), is being executed by AIMCO-GP, Inc., a Delaware corporation (the "General Partner"), as the general partner of AIMCO Properties, L.P., a Delaware limited partnership (the "Partnership"), pursuant to the authority conferred on the General Partner by Section 7.3.C(7) of the Third Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., dated as of July 29, 1994 (the "Agreement"). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.

         WHEREAS, on February 18, 1999, the Previous General Partner filed Articles Supplementary amending its Charter to reclassify 5,750,000 shares of authorized but unissued shares of its Class A Common Stock, par value $.01 per share, as shares of its Class K Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class K Preferred Stock");

         WHEREAS, in accordance with Section 4.3.E of the Agreement, upon the issuance of any such shares of Class K Preferred Stock, the Previous General Partner will contribute the net cash proceeds from such issuance to the Special Limited Partner, which will contribute such net cash proceeds to the Partnership in exchange for a number of Partnership Preferred Units equal to the number of shares of Class K Preferred Stock so issued, which Partnership Preferred Units shall have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the Class K Preferred Stock; and

         WHEREAS, pursuant to Section 4.2.A of the Agreement, the General Partner is authorized to determine the designations, preferences and relative, participating, optional or other special rights, powers and duties of such Partnership Preferred Units.

         NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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         1. The Agreement is hereby amended by the addition of a new exhibit, entitled "Exhibit P," in the form attached hereto, which shall be attached to and made a part of the Agreement.

         2. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.



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         IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

                                     GENERAL PARTNER:

                                     AIMCO-GP, INC.



                                     By:   /s/ Peter Kompaniez
                                           -------------------------------------
                                           Name: Peter Kompaniez
                                           Title:   President and Vice Chairman



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                                    EXHIBIT P

                       PARTNERSHIP UNIT DESIGNATION OF THE
                       CLASS K PARTNERSHIP PREFERRED UNITS
                            OF AIMCO PROPERTIES, L.P.


         1. NUMBER OF UNITS AND DESIGNATION.

         A class of Partnership Preferred Units is hereby designated as "Class K Partnership Preferred Units," and the number of Partnership Preferred Units constituting such class shall be 5,750,000.

         2. DEFINITIONS.

         For purposes of the Class K Partnership Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

         "Agreement" shall mean the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 29, 1994, as amended.

         "Class K Partnership Preferred Unit" means a Partnership Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit P. It is the intention of the General Partner that each Class K Partnership Preferred Unit shall be substantially the economic equivalent of one share of Class K Preferred Stock.

         "Class K Preferred Stock" means the Class K Convertible Cumulative Preferred Stock, par value $0.01 per share, of the Previous General Partner.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Previous General Partner or such shares of the Previous General Partner's capital stock into which outstanding shares of Common Stock shall be reclassified.


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         "Distribution Payment Date" shall mean any date on which cash dividends are paid on the Class K Preferred Stock.

         "Junior Partnership Units" shall have the meaning set forth in paragraph (c) of Section 8 of this Exhibit P.

         "Parity Partnership Units" shall have the meaning set forth in paragraph (b) of Section 8 of this Exhibit P.

         "Partnership" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

         "Senior Partnership Units" shall have the meaning set forth in paragraph (a) of Section 8 of this Exhibit P.

         3. DISTRIBUTIONS.

                  On every Distribution Payment Date, the holders of Class K Partnership Preferred Units shall be entitled to receive distributions payable in cash in an amount per Class K Partnership Preferred Unit equal to the per share dividend payable on the Class K Preferred Stock on such Distribution Payment Date. Each such distribution shall be payable to the holders of record of the Class K Partnership Preferred Units, as they appear on the records of the Partnership at the close of business on the record date (the "Record Date") for the dividend payable with respect to the Class K Preferred Stock on such Distribution Payment Date. Holders of Class K Partnership Preferred Units shall not be entitled to any distributions on the Class K Partnership Preferred Units, whether payable in cash, property or stock, except as provided herein.

         4. LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Partnership Units, the holders of Class K Partnership Preferred Units shall be entitled to receive Twenty-Five Dollars ($25) per Class K Partnership Preferred Unit (the "Liquidation Preference"), plus an amount per Class K Partnership Preferred Unit equal to all dividends (whether or not declared or earned) accumulated, accrued and unpaid on one share of Class K Preferred Stock to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class K Partnership Preferred Units have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not declared or earned)


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accumulated, accrued and unpaid on the Class K Preferred Stock to the date of final distribution to such holders, no payment shall be made to any holder of Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Class K Partnership Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Class K Partnership Preferred Units and any such Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Class K Partnership Preferred Units and any such other Parity Partnership Units if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Partnership with one or more partnerships, (ii) a sale or transfer of all or substantially all of the Partnership's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

                  (b) Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Class K Partnership Preferred Units and any Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class K Partnership Preferred Units and any Parity Partnership Units shall not be entitled to share therein.

         5. REDEMPTION.

                  (a) At any time that the Previous General Partner redeems any shares of Class K Preferred Stock for cash, the General Partner shall concurrently cause the Partnership to redeem an equal number of Class K Partnership Preferred Units, at a redemption price per Class K Partnership Preferred Unit payable in cash and equal to the redemption price paid by the Previous General Partner for such Class K Preferred Stock. At any time that the Previous General Partner redeems any shares of Class K Preferred Stock in exchange for a number of shares of Class A Common Stock issued by the Previous General Partner, the General Partner shall concurrently cause the Partnership to redeem an equal number of Class K Partnership Preferred Units in exchange for a number of Partnership Common Units equal to the number of such shares of Class A Common Stock, and a cash amount equal to any cash amounts paid by the Previous General Partner in lieu of fractional shares. In the event of a redemption of Class K Partnership Preferred Units, if the redemption date occurs after a Record Date and on or prior to the related Distribution Payment Date, the distribution payable on such Distribution Payment Date in respect of such Class K Partnership Preferred


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Units called for redemption shall be payable on such Distribution Payment Date to the holders of record of such Class K Partnership Preferred Units at the close of business on such Record Date notwithstanding the redemption of such Class K Partnership Preferred Units, and shall not be payable as part of the redemption price for such Class K Partnership Preferred Units.

                  (b) If the Partnership shall redeem Class K Partnership Preferred Units pursuant to paragraph (a) of this Section 5, from and after the redemption date (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, the Partnership shall not make any further distributions on the Class K Partnership Preferred Units so called for redemption, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class K Partnership Preferred Units of the Partnership shall cease except the rights to receive the cash payable, or Partnership Common Units issuable, upon such redemption, without interest thereon; provided, however, that if the redemption date occurs after a Record Date and on or prior to the related Distribution Payment Date, the full distribution payable on such Distribution Payment Date in respect of such Class K Partnership Preferred Units called for redemption shall be payable on such Distribution Payment Date to the holders of record of such Class K Partnership Preferred Units at the close of business on such Record Date notwithstanding the prior redemption of such Class K Partnership Preferred Units.

                  (c) If fewer than all the outstanding Class K Partnership Preferred Units are to be redeemed, units to be redeemed shall be selected by the Partnership from outstanding Class K Partnership Preferred Units not previously called for redemption by any method determined by the General Partner in its discretion. Upon any such redemption, the General Partner shall amend Exhibit A to the Agreement as appropriate to reflect such redemption.

         6. STATUS OF REACQUIRED UNITS.

         All Class K Partnership Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

         7. CONVERSION.

         Class K Partnership Preferred Units shall be convertible by the holders thereof as follows:



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                  (a) Upon conversion of any number of shares of Class K
Preferred Stock into shares of Common Stock, an equal number of Class K Partnership Preferred Units shall automatically be converted into Partnership Common Units. If Class K Partnership Preferred Units are held by more than one holder, the units to be converted shall be selected by the General Partner in its discretion. The conversion ratio in effect from time to time for the conversion of Class K Partnership Preferred Units into Partnership Common Units pursuant to this Section 7 shall at all times be equal to, and shall be automatically adjusted as necessary to reflect, the conversion ratio in effect from time to time for the conversion of Class K Preferred Stock into Common Stock.

                  (b) Holders of Class K Partnership Preferred Units at the close of business on a Record Date shall be entitled to receive the distribution payable on such units on the corresponding Distribution Payment Date notwithstanding the conversion thereof following such Record Date and prior to such Distribution Payment Date; provided, however, that if Class K Partnership Preferred Units are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Distribution Payment Date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period or coinciding with such Distribution Payment Date, which will be entitled to such distribution) the holder must pay the Partnership an amount equal to the distribution payable on such units on such Distribution Payment Date. If any Class K Partnership Preferred Units are converted on a Distribution Payment Date, the holder thereof will receive the distribution payable by the Partnership on such Class K Partnership Preferred Units on such date, and the holder need not pay the amount of such distribution upon conversion of Class K Partnership Preferred Units. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions on converted Class K Partnership Preferred Units or for distributions on the Partnership Common Units issued upon such conversion. Each conversion of Class K Partnership Preferred Units into Partnership Common Units shall be deemed to have been effected at the same time and date that the corresponding conversion of Class K Preferred Stock into Common Stock is deemed to have been effected.

                  (c) No fractional Partnership Common Units shall be issued upon conversion of Class K Partnership Preferred Units. Instead of any fractional Partnership Common Units that would otherwise be deliverable upon the conversion of Class K Partnership Preferred Units, the Partnership shall pay to the holder of such converted units an amount in cash equal to the cash payable to a holder of an equivalent number of converted shares of Class K Preferred Stock in lieu of fractional shares of Common Stock.



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                  (d) The Partnership will pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes, payable in respect of (i) the issue or delivery of Partnership Common Units or other securities or property on conversion or redemption of Class K Partnership Preferred Units pursuant hereto, and (ii) the issue or delivery of Common Stock or other securities or property on conversion or redemption of Class K Preferred Stock pursuant to the terms hereof.

         8. RANKING.

         Any class or series of Partnership Units of the Partnership shall be deemed to rank:

                  (a) prior or senior to the Class K Partnership Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class K Partnership Preferred Units ("Senior Partnership Units");

                  (b) on a parity with the Class K Partnership Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class K Partnership Preferred Units if (i) such class or series of Partnership Units shall be Class B Partnership Preferred Units, Class C Partnership Preferred Units, Class D Partnership Preferred Units, Class G Partnership Preferred Units, Class H Partnership Preferred Units or Class J Partnership Preferred Units or (ii) the holders of such class or series of Partnership Units and the Class K Partnership Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority one over the other (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Partnership Units"); and

                  (c) junior to the Class K Partnership Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Partnership Common Units or Class I High Performance Partnership Units or (ii) the holders of Class K Partnership Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be,


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in preference or priority to the holders of such class or series of Partnership
Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Partnership Units").

         9. SPECIAL ALLOCATIONS.

                  (a) Gross income and, if necessary, gain shall be allocated to the holders of Class K Partnership Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holders of Class K Partnership Preferred Units receive a distribution on any Class K Partnership Preferred Units (other than an amount included in any redemption pursuant to Section 5 hereof) with respect to such Fiscal Year.

                  (b) If any Class K Partnership Preferred Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holders of Class K Partnership Preferred Units to the extent that the redemption amounts paid or payable with respect to the Class K Partnership Preferred Units so redeemed exceeds the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the Partnership) per Class K Partnership Preferred Unit allocable to the Class K Partnership Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holders of Class K Partnership Preferred Units to the extent that the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the Partnership) per Class K Partnership Preferred Unit allocable to the Class K Partnership Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Class K Partnership Preferred Units so redeemed.

         10. RESTRICTIONS ON OWNERSHIP.

         The Class K Partnership Preferred Units shall be owned and held solely by the General Partner or the Special Limited Partner.

         11. GENERAL.

                  (a) The ownership of Class K Partnership Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent


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conversion, redemption, or any other event having an effect on the ownership of,
Class K Partnership Preferred Units.

                  (b) The rights of the General Partner and the Special Limited Partner, in their capacity as holders of the Class K Partnership Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner or the Special Limited Partner, respectively, in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner or the Special Limited Partner under the Agreement, other than in their capacity as holders of the Class K Partnership Preferred Units.


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